Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Glowpoint, Inc. on Form S-3 to be filed on or about November 6, 2013 of our report dated April 1, 2013, on our audits of the consolidated financial statements as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012, which report was included in the Annual Report on Form 10-K filed April 1, 2013. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on S-3.

/s/ EISNERAMPER LLP

Iselin, NJ
November 6, 2013